EXHIBIT 99.1

[Tech Data Logo]	NEWS

5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Wednesday, May 28, 2003	TRADED: NASDAQ/NMS

Tech Data Reports First-Quarter Results

CLEARWATER, FL. — Tech Data Corporation, a leading provider of IT products and logistics management services, today announced results for the first quarter ended April 30, 2003. Net sales in the first quarter were $3.91 billion, compared to $3.92 billion in the first quarter last year. Net income in the first quarter was $21.5 million, or $.38 per diluted share, compared with $35.1 million, or $.60 per diluted share, in the first quarter last year. On a regional basis, first-quarter sales increased 17.9 percent in Europe and declined 14.5 percent in the Americas over the prior year. On a local-currency basis, first quarter sales declined 4.3 percent in Europe compared with the prior year. The first-quarter results include one month of operations from the UK-based Azlan Group Limited (“Azlan”), a leading European distributor of networking and communications products, which was acquired on March 31, 2003, as well as the results of two smaller French distributors specializing in CAD/graphics and storage solutions also acquired during the first quarter.

“We generated solid results during the first quarter despite challenging, intensely competitive market conditions. Once again the results demonstrate Tech Data’s strong financial management and adaptability during these difficult economic times,” commented Steven A. Raymund, Tech Data’s chairman and chief executive officer. “We are also continuing to further diversify and expand our reach in today’s most promising specialized IT markets. This is exemplified by the three acquisitions we completed in Europe during the quarter and the introduction of new specialized business units in the U.S.”

First-Quarter Highlights

•	Consistent with the company’s management structure and practices, effective in the first quarter, the Canadian and Latin American operations have been combined with the U.S. operations to create the Americas region. In previous periods, the Canadian and Latin American operations were reported as the Other International region.
•	Results for the first-quarter ended April 30, 2003 include a reclassification pursuant to Emerging Issues Task Force Issue No. 02-16 (“EITF 02-16”), “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.” EITF 02-16 requires that, under certain circumstances, consideration received from vendors be treated as a reduction of cost of goods sold and not as a reduction of selling, general and administrative expenses. In such cases for vendor arrangements entered into or modified subsequent to December 31, 2002, EITF 02-16 requires that the consideration received from vendors be recognized at the time the inventory to which it relates is sold. As a result, approximately $4.3 million was reclassified from selling, general and

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Tech Data Reports First-Quarter Results

May 28, 2003

administrative expenses with $3.3 million of this amount being recorded as a reduction of cost of goods sold and the remaining $1.0 million being deferred pending the sale of the related inventory. The company expects the guidance to be applied to virtually all of its vendor arrangements by the end of fiscal 2004.
•	Gross margin during the quarter was 5.29 percent, up from 5.12 percent in the fourth-quarter of fiscal 2003 and a decline of .04 percent from the prior year period. The sequential increase in gross margin is the result of the inclusion of one month of results for Azlan, which enjoys significantly higher gross margin than Tech Data’s legacy business coupled with the impact of the adoption of EITF 02-16, offset by a decline in gross margin resulting from significant margin pressure experienced in the Americas.
•	Selling, general and administrative expenses for the first quarter totaled $171.9 million, or 4.39 percent of sales, an increase of 11.6 percent over the prior-year quarter. This increase is the result of the inclusion of one month of results for Azlan, the EITF 02-16 reclassification of approximately $4.3 million and expenses related to the harmonization and upgrade of the company’s European systems infrastructure.
•	The increase in outstanding debt and goodwill is primarily the result of the acquisition of Azlan ($224 million cash consideration funded from existing credit facilities, less $28 million cash acquired.) Total debt to capital at the end of the first quarter was 35 percent.

Business Outlook

The following statements are based on current expectations and the company’s internal plan. These statements are forward-looking and as outlined in the company’s periodic filings with the Securities and Exchange Commission, actual results may differ materially.

The outlook for the second quarter ending July 31, 2003, including expenses related to the harmonization and upgrade of the company’s European systems infrastructure, but excluding any restructuring or other special charges that may be incurred, is as follows:

•	Net sales are expected to be in the range of $3.9 billion to $4.05 billion.
•	Net income is expected to be in the range of $19.5 million to $22 million.
•	Diluted earnings per share is expected to be in the range of $0.34 to $0.38.

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Tech Data Reports First-Quarter Results

May 28, 2003

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; inventory risks due to shifts in market demand; dependence on information systems; credit exposure due to the deterioration in the financial condition of our customers; the general economy including the length and severity of the current economic downturn; the inability to obtain required capital; potential adverse effects of acquisitions; fluctuations in interest rates, foreign currency exchange rates and exposure to foreign markets; the impact of changes in income tax legislation; product supply and availability; dependence on independent shipping companies; changes in vendor terms and conditions; acts of war or terrorism; exposure to natural disasters; potential impact of labor strikes; volatility of common stock; and the accuracy of forecast data. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s investor relations website at www.techdata.com. All information in this release is as of May 28, 2003. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

Webcast Details

Tech Data will be discussing its first-quarter results along with its outlook for the second quarter on a conference call today at 4:30 p.m. (EDT). A webcast of the call will be available to all interested parties and can be accessed at www.techdata.com. The webcast will be available for replay until the close of business on Wednesday, June 4, 2003.

About Tech Data

Tech Data Corporation (NASDAQ/NMS: TECD), founded in 1974, is a leading global provider of IT products, logistics management and other value-added services. Ranked 117th on the Fortune 500, the company and its subsidiaries serve more than 100,000 technology resellers in the United States, Canada, the Caribbean, Latin America, Europe and the Middle East. Tech Data’s extensive service offering includes pre- and post-sale training and technical support, financing options and configuration services as well as a full range of award-winning electronic commerce solutions. The company generated sales of $15.7 billion for its most recent fiscal year, which ended January 31, 2003.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (jhowells@techdata.com)

or

Danyle L. Anderson, Director of Investor Relations and Shareholder Services

727-538-7866 (danderso@techdata.com)

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TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

(In thousands, except per share amounts)

	Three Months Ended
	April 30,
	2003	2002
Net sales	$3,913,857	$3,920,420
Cost of products sold	3,706,697	3,711,528

Gross profit	207,160	208,892
Selling, general and administrative expenses	171,857	153,945

Operating income	35,303	54,947
Interest expense, net	3,882	6,347
Net foreign currency exchange gain	(243)	(3,844)

Income before income taxes	31,664	52,444
Provision for income taxes	10,127	17,305

Net income	$21,537	$35,139

Diluted earnings per share	$.38	$.60

Diluted weighted average shares outstanding	56,777	62,436

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)

	April 30, 2003	January 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$163,865	$157,191
Accounts receivable, net	1,823,209	1,714,902
Inventories	1,224,570	997,875
Prepaid and other assets	132,261	108,150

Total current assets	3,343,905	2,978,118
Property and equipment, net	155,816	136,689
Excess of cost over acquired net assets, net	116,226	2,966
Other assets, net	145,054	130,245

	$3,761,001	$3,248,018

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit loans	$445,724	$188,309
Accounts payable	1,206,975	1,073,357
Accrued expenses	370,438	317,169

Total current liabilities	2,023,137	1,578,835
Long-term debt	314,805	314,498
Other liabilities	16,155	16,155

Total liabilities	2,354,097	1,909,488

Total shareholders’ equity	1,406,904	1,338,530

Total liabilities and shareholders’ equity	$3,761,001	$3,248,018

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